UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2008 (October 30, 2008)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware	001-32739	20-1821898
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

9009 Carothers Parkway
Suite 501
Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Michael G. Mirt
On October 31, 2008, HealthSpring, Inc. (the “Company”) announced that it had appointed Michael G. Mirt, age 57, to be President of the Company, effective November 1, 2008. Mr. Mirt has over thirty years of experience in senior level management positions in the healthcare industry, including as executive vice president and chief operating officer of AmeriChoice, a UnitedHealth Group company and public-sector-focused managed care organization, from May 2005 to August 2007. Prior to that, Mr. Mirt worked as a private consultant during 2004 and until May 2005, and as a regional president for Cigna Healthcare from 1999 to 2003. Mr. Mirt has no family relationship with any director or executive officer of the Company.
Mr. Mirt will receive an annual base salary of $450,000 and, beginning in 2010 (with respect to compensation plans for calendar 2009), will be eligible for an annual bonus targeted at 75% of his base salary based on the bonus plan to be established for the Company’s executive officers by the Compensation Committee of the Board of Directors. Mr. Mirt will also receive a signing bonus of $250,000 payable in his first paycheck in November 2008. The Compensation Committee has awarded Mr. Mirt an option to purchase up to 175,000 shares of the Company’s Common Stock. Pursuant to the Compensation Committee’s authorizing resolution, and in accordance with Company policy, the option exercise price will be the closing sale price as reported on the New York Stock Exchange on November 5, 2008, three trading days following the date of the Company’s release of its third quarter earnings on October 31, 2008. The shares subject to the option will vest and become exercisable at a rate of 25% per year, beginning on November 1, 2009.
It is currently contemplated that Mr. Mirt will enter into a Severance and Noncompetition Agreement with the Company. The agreement is expected to provide for continuation of Mr. Mirt’s employment benefits for twelve months following termination by the Company without “cause” or Mr. Mirt’s voluntary termination for “good reason.” In the event such termination comes within one year following a change in control, Mr. Mirt’s unvested stock options will also be immediately vested. Also, during his employment and for eighteen months following Mr. Mirt’s termination of employment, the agreement is expected to provide that Mr. Mirt will be prohibited from engaging in any manner of business that competes with the Company in any area in the United States in which it does business.
Sharad Mansukani, M.D.
On October 31, 2008, the Company also announced that it had appointed Sharad Mansukani, M.D., age 39, as Executive Vice President — Chief Strategy Officer of the Company, effective November 1, 2008. Dr. Mansukani will be employed by the Company on a part-time basis and it is currently understood that he will devote a minimum of one-quarter of his full business time and attention to Company affairs, in addition to his services as a director of the Company, which will continue. Dr. Mansukani has no family relationship with any director or any executive officer of the Company.
In addition to continuing his compensation as a director, Dr. Mansukani will receive an annual base salary of $150,000 and be eligible for an annual bonus in an amount to be determined at the discretion of the board of directors. Dr. Mansukani has also been awarded an option to purchase 50,000 shares of the Company’s Common Stock, which will be priced in the same manner as Mr. Mirt’s option. The shares subject to option will vest and become exercisable ratably on a monthly basis over four years, beginning on December 1, 2008.

It is currently contemplated that Dr. Mansukani will also enter into a Severance and Noncompetition Agreement with the Company. The agreement is expected to provide that upon termination of Dr. Mansukani’s employment without “cause,” he will be entitled to a lump-sum severance payment of $150,000. In the event of a change in control, followed within twelve months by a termination of the agreement by the Company without cause or by Dr. Mansukani for “good reason,” the vesting of all unvested equity will be accelerated in addition to the severance payment referenced above.
The agreement is also expected to provide that, for one year after termination of employment with the Company, Dr. Mansukani will not engage in the business conducted by the Company anywhere in the United States, except by virtue of employment with a governmental or regulatory authority.
Dr. Mansukani has served as one of the Company’s directors since June 2007. Dr. Mansukani also serves as a senior advisor of Texas Pacific Group, a private equity investment firm, and serves on the faculties of both the University of Pennsylvania and Temple University schools of medicine. Dr. Mansukani previously served as senior advisor to the administrator of The Centers for Medicare and Medicaid Services from 2003 to 2005, and as senior vice president and chief medical officer of Health Partners, a non-profit Medicaid and Medicare health plan owned at the time by certain Philadelphia-area hospitals, from 1999 to 2003. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of Business. Dr. Mansukani also serves as a director of IASIS Healthcare, LLC, an owner and operator of acute care hospitals, and of Surgical Care Affiliates, a provider of specialty surgical services through ambulatory surgery centers and surgical hospitals across the country.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, General Counsel, and Secretary

Date: November 4, 2008